                                                                   Exhibit 12(b)



                         JOSEPH E. SEAGRAM & SONS, INC.

                            and Subsidiary Companies

                Computation of Ratio of Earnings to Fixed Charges

                                                                 Fiscal      Transition
                                              Quarter Ended    Year Ended   Period Ended
                                              September 30,     June 30,      June 30,
                                              1997     1996       1997          1996
                                              -----    -----      -----         -----
                                                           (millions)
Earnings before income taxes and minority     $  62    $ 101      $ 151         $ (30)
interest

Add (deduct):

Fixed charges                                    41       45        176            72

Interest capitalized, net of amortization        --       --         (1)           --
                                              -----    -----      -----         -----
Earnings available for fixed charges          $ 103    $ 146      $ 326         $  42
                                              -----    -----      -----         -----

Fixed charges:

Interest Expense                              $  38    $  41      $ 159         $  65

Portion of rent expense deemed to
represent interest factor                         3        4         17             7
                                              -----    -----      -----         -----

Fixed Charges                                 $  41    $  45        176         $  72
                                              -----    -----      -----         -----

Ratio of Earnings to Fixed Charges             2.5x     3.2x       1.9x           -(a)
                                              =====    =====      =====         =====

(a) Fixed charges exceeded earnings by $30 million for the transition period ended June 30, 1996.